EXHIBIT 99.1

Exactech Q2 Revenue $67.3 Million On Continuing Strong Extremities Revenue
Q2 Net Income $4.8 Million; Diluted EPS $0.33

Gainesville, Fla. - July 27, 2017 - Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products and biologic solutions for extremities, knee and hip, announced today that revenue for the second quarter of 2017 increased 2% to $67.3 million from $66.1 million in the second quarter of 2016, and 3% on a constant currency basis. Domestic revenue increased 2% to $45.7 million, and international revenue increased 1% to $21.6 million in the second quarter of 2017. Diluted earnings per share for the second quarter was $0.33 based on net income of $4.8 million, compared to second quarter 2016 net income of $4.4 million and diluted earnings per share of $0.31.

Second Quarter Segment Performance

•	Extremities revenue increased 19% to $29.5 million from $24.8 million, a 19% constant currency increase

•	Knee revenue was flat at $19.6 million, a 1% constant currency increase

•	Hip revenue decreased 8% to $11.5 million from $12.5 million, a 7% constant currency decrease

•	Other revenue decreased 27% to $6.7 million from $9.2 million, a 26% constant currency decrease. The Other segment includes an aggregation of the former Biologics and Spine segment

Six Months Highlights and Segment Performance
For the first six months of 2017, revenue was $136.8 million, an increase of 4% over $131.4 million for the comparable period last year. On a constant currency basis, revenue for the first half of 2017 was up 5%. Net income for the first six months of 2017 increased 7% to $9.4 million, or $0.65 per diluted share compared to $8.8 million, or $0.62 per diluted share, for the first six months of 2016. First six month product revenue was as follows:

•	Extremities revenue increased 20% to $59.4 million, a 20% constant currency increase

•	Knee revenue increased 1% to $39.7 million, a 1% constant currency increase

•	Hip revenue decreased 1% to $23.6 million, flat on a constant currency basis

•	Other revenue decreased 24% to $14.1 million, a 23% constant currency decrease

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Management Comment
Exactech CEO and President David Petty said, “For the first half of 2017, we reported a 4% increase in our revenue; however, excluding the impact of the divested spine products from the prior year we reported 7% growth in revenue during the first half of the year. Our hip revenue was negatively impacted by distribution transitions underway in certain markets outside the U.S. We continue to be pleased with the performance of our Extremities segment, which benefited modestly in the quarter from the pilot launch of the Vantage® ankle and also the Equinoxe® Preserve humeral stem. In terms of our product pipeline, additional pilot launches of the ExactechGPS® shoulder application, Alteon® H.A. hip stem and the Truliant® knee system are also going well.

“During the third and fourth quarters we will be building inventory for these systems and hope to move into a limited launch late this year. Our channel development strategy remains important and will be enhanced as we more fully launch the Truliant knee system,” Petty said.

Chief Financial Officer Jody Phillips said, “Gross margins decreased to 68.7% from 69.3% for the second quarter a year ago, as average selling price decreases offset the increases in higher margin extremity sales. Total operating expenses for the quarter remained relatively flat at $39.3 million due to the divestiture of the spine segment being offset by an increase in product launch and development expenses. As a result, we produced a net income increase of 10% to $4.8 million and $0.33 diluted EPS for the second quarter which was in the range of our expectations.”

Looking forward, Exactech narrowed 2017 revenue guidance to $267-$271 million and diluted EPS target to $1.25-$1.29, including the impact of the first quarter $0.02 diluted earnings per share costs related to the spine business transition. On an adjusted basis, the diluted EPS target is $1.27-$1.31. For the third quarter of 2017, the company anticipates revenues of $60.5-$62.5 million and diluted EPS of $0.23-$0.25. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company will hold a conference call with CEO David Petty and key members of the management team, Friday, July 28th at 10:00 a.m. Eastern Time. The call will cover Exactech’s second quarter 2017 results. Mr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 888-417-2254 any time after 9:50 a.m. Eastern Time on July 28. International and local callers should dial 719-325-4790. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or
http://public.viavid.com/index.php?id=125497.

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About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts Jody Phillips Executive Vice President of Finance & Chief Financial Officer 352-377-1140	Julie Marshall or Frank Hawkins Hawk Associates 305-451-1888 E-mail: EXAC@hawkassociates.com
Media contact Priscilla Bennett, Vice President, Corporate & Marketing Communication 352-377-1140

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EXACTECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	June 30,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,917	$13,052
Accounts receivable, net of allowances of $1,707 and $1,473	57,733	53,051
Prepaid expenses and other assets, net	3,606	3,075
Income taxes receivable	1,848	2,140
Inventories, current	67,358	65,264
Assets held for sale	2,695	6,477
Total current assets	142,157	143,059

PROPERTY AND EQUIPMENT:
Land	4,530	4,474
Machinery and equipment	43,033	42,034
Surgical instruments	144,018	132,134
Furniture and fixtures	4,713	4,700
Facilities	21,690	21,726
Projects in process	6,818	2,473
Total property and equipment	224,802	207,541
Accumulated depreciation	(108,160)	(100,234)
Net property and equipment	116,642	107,307

OTHER ASSETS:
Deferred financing, deposits and other	4,326	968
Equity investment	1,952	2,047
Deferred tax asset	—	887
Non-current inventory	11,823	15,723
Product licenses and designs, net	8,933	9,102
Patents and trademarks, net	717	821
Customer relationships, net	467	476
Goodwill	14,758	13,819
Total other assets	42,976	43,843
TOTAL ASSETS	$301,775	$294,209

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,602	$17,566
Income taxes payable	1,772	780
Accrued expenses	13,017	11,832
Liabilities held for sale	325	—
Other current liabilities	2,884	2,927
Total current liabilities	34,600	33,105

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,243	1,773
Long-term debt, net of current portion	14,000	20,000
Other long-term liabilities	3,152	5,089
Total long-term liabilities	20,395	26,862
Total liabilities	54,995	59,967

SHAREHOLDERS’ EQUITY:
Common stock	145	144
Additional paid-in capital	90,228	87,319
Treasury stock	(3,042)	(3,042)
Accumulated other comprehensive loss	(8,398)	(8,611)
Retained earnings	167,847	158,432
Total shareholders’ equity	246,780	234,242

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$301,775	$294,209

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Six Month Periods
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016
NET SALES	$67,327	$66,124	$136,809	$131,422

COST OF GOODS SOLD	21,054	20,268	41,695	40,636
Gross profit	46,273	45,856	95,114	90,786

OPERATING EXPENSES:
Sales and marketing	23,569	23,835	48,622	47,154
General and administrative	5,621	5,640	12,157	11,554
Research and development	5,380	5,329	11,604	10,399
Depreciation and amortization	4,732	4,410	9,391	8,734
Total operating expenses	39,302	39,214	81,774	77,841

INCOME FROM OPERATIONS	6,971	6,642	13,340	12,945

OTHER INCOME (EXPENSE):
Interest income	52	2	55	6
Other income	185	32	328	72
Interest expense	(238)	(268)	(464)	(530)
Foreign currency exchange gain (loss)	168	98	730	592
Total other income (expense)	167	(136)	649	140

INCOME (LOSS) BEFORE INCOME TAX	7,138	6,506	13,989	13,085

PROVISION FOR INCOME TAXES	2,255	2,120	4,479	4,297

INCOME BEFORE EQUITY IN LOSS OF INVESTEE	4,883	4,386	9,510	8,788

EQUITY IN LOSS OF INVESTEE, NET OF TAX	(52)	—	(95)	—

NET INCOME	$4,831	$4,386	$9,415	$8,788

BASIC EARNINGS (LOSS) PER SHARE	$0.34	$0.31	$0.66	$0.62

DILUTED EARNINGS (LOSS) PER SHARE	$0.33	$0.31	$0.65	$0.62

SHARES - BASIC	14,321	14,112	14,297	14,084

SHARES - DILUTED	14,574	14,298	14,513	14,243

Non-GAAP Disclosure and Reconciliation

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We present certain non-GAAP results as a supplement to our financial results based on GAAP, as we believe it is useful to exclude certain items in order to focus on what we regard to be a more reliable indicator of the underlying operating performance of our business. Because we operate internationally, we present the percentage change in sales by reporting segment on a constant currency basis, which is a non-GAAP financial measure. We calculate this change on a constant currency basis by translating current period sales at the comparable average historical exchange rates for the same period in the prior year. We believe that presenting the percentage change in sales on a constant currency basis assists in the understanding of actual sales fluctuations by excluding the impact of foreign currency fluctuations.

Additionally, we report on a non-GAAP basis adjusted sales, gross margin, operating expenses, income, and diluted earnings per share excluding charges related to the spine assets we sold January 2017. We believe the exclusion of spine sales and costs provides the reader with more comparable financials to better analyze the reported periods. The following items have been adjusted:

•Sales, cost of goods sold, and operating expenses from our spine products
•Transition charges related to the sale of our spine assets
•Personnel and severance costs related to the transition

	Six Months June 30, 2017			Sixe Months June 30, 2016			Change %
	Reported	US Spine	Adjusted	Reported	US Spine	Adjusted	Reported	Adjusted
Domestic sales	$93,355	$282	$93,073	$89,185	$3,758	$85,427
International sales	43,454	—	43,454	42,237	—	42,237
Total sales	136,809	282	136,527	131,422	3,758	127,664	4.1%	6.9%

Gross profit	95,114	187	94,927	90,786	1,700	89,086	4.8	6.6

Operating expense	81,774	715	81,059	77,841	1,886	75,955	5.1	6.7

Other income	649	—	649	140	—	140	363.6	363.6
Income before income tax and equity in loss of investee	13,989	(528)	14,517	13,085	(186)	13,271	6.9	9.4

Income tax	4,479	(140)	4,619	4,297	(67)	4,364	4.2	5.9
Equity in loss of investee	(95)	—	(95)	—	—	—
Net income (loss)	$9,415	$(388)	$9,803	$8,788	$(119)	$8,907	7.1	10.1

Diluted EPS	$0.65	$(0.03)	$0.68	$0.62	$0.01	$0.63

We also provide adjusted forward looking guidance on diluted earnings per share for the full year for 2017. We believe this adjusted guidance will assist in comparative measures. The following reconciles the guidance ranges to expected guidance on a GAAP basis:

Twelve Months Ended
December 31, 2017
Expected diluted EPS range on GAAP basis	$1.25 - $1.29

Adjustment: Spine asset divestiture	0.02

Adjusted total diluted EPS range	$1.27-$1.31

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EXACTECH INC.